EXHIBIT 10.1

SUPERVALU INC.

2002 STOCK PLAN

STOCK OPTION AGREEMENT

This Stock Option Agreement is made and entered into as of the Grant Date listed below, by and between SUPERVALU INC. (the “Company”) and the individual whose name and address appears in the signature space below (“Optionee”).

The Company has established the 2002 Stock Plan, as amended (the “Plan”), under which certain key employees of the Company may be granted options (each an “Option”) to purchase shares of the Company’s common stock, par value $1.00 per share (each a “Share”). Optionee has been selected to by the Company to receive an Option subject to Optionee’s acceptance thereof and the terms and conditions governing same.

In consideration of the foregoing, the Company and Optionee hereby agree as follows:

1. Grant. The Company hereby grants Optionee an Option to purchase the number of Shares set forth in the table below, effective as of the Grant Date indicated therein. The Option shall be a non-qualified option, having an exercise price and expiring on an expiration date, as indicated in the table below. Subject to the Stock Option Terms and Conditions attached hereto (the “Terms and Conditions”), the Option shall vest and become exercisable, with respect to twenty percent (20%) of the Shares subject thereto as of the Grant Date and thereafter, on each anniversary of the Grant Date, with respect to an additional twenty percent (20%) of such Shares.

Option Number	Grant Date	Number of Shares	Type of Option NQ/ISO	Exercise Price	Expiration Date

2. Acceptance of Option and Terms and Conditions. The Option is governed by and subject to the Terms and Conditions attached hereto and the provisions of the Plan. Optionee hereby acknowledges receipt of the Terms and Conditions, and the Plan, and represents that he or she has read and understands same. Optionee hereby accepts the Option and agrees to be bound by all of the Terms and Conditions and the provisions of the Plan.

In witness whereof, this Stock Option Agreement has been executed by the Company and Optionee as of the Grant Date listed above.

SUPERVALU INC.	OPTIONEE:

By:

SUPERVALU INC.

2002 STOCK PLAN

STOCK OPTION TERMS AND CONDITIONS

(FOR EXECUTIVE OFFICERS)

These Stock Option Terms and Conditions (“Terms and Conditions”) apply to the Option granted to you under the 2002 Stock Plan, pursuant to the Stock Option Agreement to which this document is attached. Capitalized terms that are used in this document, but are not defined, shall have the meanings ascribed to them in the Plan or the Stock Option Agreement.

1. Vesting and Exercisability. The Option shall vest in cumulative installments as follows:

a)	As of the Grant Date, twenty percent (20%) of the Option shall immediately vest and twenty percent (20%) of the Shares subject to the Option shall then be available for purchase, provided you have signed and returned your Stock Option Agreement within the time period specified.

b)	On each anniversary of the Grant Date, an additional twenty percent (20%) of the Option shall vest and an additional twenty percent (20%) of the Shares subject to the Option shall then be available for purchase.

The vested portion of the Option may be exercised at any time, or from time to time, to purchase Shares. If in any year the full amount of Shares that may be purchased pursuant to the vested portion of the Option is not purchased, the remaining amount of such Shares shall be available for purchase during the remainder of the term of the Option.

2. Manner of Exercise. Except as provided in Section 8 below, you cannot exercise the Option unless at the time of exercise you are an employee of the Company or an Affiliate. Prior to your death, only you may exercise the Option. You may exercise the Option as follows:

a)	By delivering a “Notice of Exercise of Stock Option” to the Company at its principal office, attention: Corporate Secretary, stating the number of Shares being purchased and accompanied by payment of the full purchase price for such Shares (determined by multiplying the Exercise Price by the number of Shares to be purchased). [Note: In the event the Option is exercised by any person other than you pursuant to any of the provisions of Section 8 below, the Notice must be accompanied by appropriate proof of such person’s right to exercise the Option.]; or

b)	By entering an order to exercise the Option using E*TRADE’s OptionsLink website.

3. Method of Payment. The full purchase price for the Shares to be purchased upon exercise of the Option must be paid as follows:

a)	By delivering directly to the Company, cash or its equivalent payable to the Company;

b)	By delivering indirectly to the Company, cash or its equivalent payable to the Company through E*TRADE’s OptionsLink website; or

c)	By delivering Shares having a Fair Market Value as of the Exercise Date equal to the purchase price (commonly known as a “Stock Swap”); or

d)	By delivering the full purchase price in a combination of cash and shares.

4. Delivery of Shares. You shall not have any of the rights of a stockholder with respect to any Shares subject to the Option until such Shares are purchased by you upon exercise of the Option. Such Shares shall then be issued and delivered to you by the Company as follows:

a)	In the form of a stock certificate registered in your name or your name and the name of another adult person (21 years of age or older) as joint tenants, and mailed to your address; or

b)	In “book entry” form, i.e. registered with the Company’s stock transfer agent, in your name or your name and the name of another adult person (21 years of age or older) as joint tenants, and sent by electronic delivery to your brokerage account.

5. Withholding Taxes. You are responsible for the payment of any federal, state, local or other taxes that are required to be withheld by the Company upon exercise of the Option and you must promptly remit such taxes to the Company. You may elect to remit these taxes by:

a)	Delivering directly to the Company, cash or its equivalent payable to the Company;

b)	Delivering indirectly to the Company, cash or its equivalent payable to the Company through E*TRADE’s OptionsLink website;

c)	Having the Company withhold a portion of the Shares to be issued upon exercise of the Option having a Fair Market Value equal to the amount of federal and state income tax required to be withheld upon such exercise (commonly referred to as a “Tax Swap” or “Stock for Tax”); or

d)	Delivering Shares to the Company, other than the Shares issuable upon exercise of the Option, having a Fair Market Value equal to such taxes. [Note: In addition to delivering Shares to satisfy required tax withholding obligations, you may also elect to deliver additional Shares to the Company, other than the Shares issuable upon exercise of the Option, having a Fair Market Value equal to the amount of any additional federal or state income taxes imposed on you in connection with the exercise of the Option, provided such Shares have been held by you for a minimum of six (6) months.]

6. Change of Control. In the event of the occurrence of a Change of Control of the Company, the unvested portion of the Option shall immediately vest and the Option shall become immediately exercisable in full. The term “Change of Control”, means any of the following events:

a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (a), the following share acquisitions shall not constitute a Change of Control; (A) any acquisition directly from the Company or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

b)	The consummation of any merger or other business combination of the Company, the sale or lease of the Company’s assets or any combination of the foregoing transactions (each a “Transaction”) other than a Transaction immediately following which the stockholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least sixty percent (60%) of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser or lessee of the Company’s assets; or (C) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions; or

c)	Within any 24-month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors of the Company or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board of Directors of the Company by, or on the

recommendation of or with the approval of, at least three-fourths of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest); or.

d)	Such other event or transaction as the Board of Directors of the Company shall determine constitutes a Change of Control.

You acknowledge that as a result of the foregoing acceleration of vesting and exercisability, to the extent that the aggregate Fair Market Value of all Shares subject to stock options that are Incentive Stock Options which are exercisable for the first time by you during any calendar year (under all plans of the Company and its subsidiaries, if any) exceeds $100,000, all or any portion of the Option, as well as any other stock option held by you, may become a stock option which is not an Incentive Stock Option.

7. Transferability. Unless otherwise determined by the Committee, the Option shall not be transferable other than by will or the laws of descent and distribution. More particularly, the Option may not be assigned, transferred, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to these provisions, or the levy of an execution, attachment or similar process upon the Option, shall be void.

You may designate a beneficiary or beneficiaries to exercise your rights with respect to the Option upon your death. In the absence of any such designation, benefits remaining unpaid at your death shall be paid to your estate.

8. Effect of Termination of Employment. Following the termination of your employment with the Company or an Affiliate for any of the reasons set forth below, your right to exercise the Option, as well as that of your beneficiary or beneficiaries, shall be as follows:

a)	Voluntary or Involuntary. In the event your employment is terminated voluntarily or involuntarily for any reason other than retirement, death or permanent disability, you may exercise the Option prior to its Expiration Date, at any time within a period of up to two (2) years after such termination of employment, to the full extent of the number of Shares you were entitled to purchase under that portion of the Option which was vested as of the date of termination of your employment. However, the Committee may, in its sole and absolute discretion, except in the case of the termination of your employment following the occurrence of a Change of Control, during a period of seventy-five (75) days after such termination of employment and following ten (10) days’ written notice to you, reduce the period of time during which the Option may be exercised to any period of time designated by the Committee, provided such period is not less than ninety (90) days following termination of your employment.

b)	Retirement. You shall be deemed to have retired, solely for purposes of this Agreement, in the event that your employment terminates for any reason other than death or disability and you are at least 55 years of age.

(i)	In the event you retire and you have completed ten (10) or more years of service with the Company or an Affiliate, the unvested portion of the Option shall immediately vest in full. Thereafter, you may exercise the Option at any time prior to its Expiration Date, to the full extent of the Shares covered by the Option that were not previously purchased.

(ii)	In the event you retire and you have completed less than ten (10) years of service with the Company or an Affiliate, you may exercise the Option prior to its Expiration Date, at any time within a period of up to two (2) years after the date of your retirement, to the full extent of the number of Shares you were entitled to purchase under that portion of the Option which was vested as of the date of your retirement.

c)	Death Prior to Age 55. In the event your death occurs before you attain the age of fifty-five (55), while you are employed by the Company or an Affiliate, or within three (3) months after the termination of your employment, the unvested portion of the Option shall immediately vest in full. Thereafter, the Option may be exercised prior to its Expiration Date, by your beneficiary(ies), or a legatee(s) under your last will, or your personal representative(s) or the distributee(s) of your estate, to the full extent of the Shares covered by the Option that were not previously purchased:

(i)	At any time within a period of up to two (2) years after your death if such occurs while you are employed, or

(ii)	At any time within a period of up to two (2) years following the termination of your employment if your death occurs within three (3) months thereafter.

d)	Death After Age 55. In the event your death occurs after you attain the age of fifty-five (55), while you are employed by the Company or an Affiliate, or within three (3) months after the termination of your employment, the unvested portion of the Option shall immediately vest in full. Thereafter, the Option may be exercised prior to its Expiration Date, by your beneficiary(ies), or a legatee(s) under your last will, or your personal representative(s) or the distributee(s) of your estate, to the full extent of the Shares covered by the Option that were not previously purchased:

(i)	At any time, if you have completed ten (10) or more years of service with the Company or an Affiliate; or

(ii)	If you have completed less than ten (10) years of service with the Company or an Affiliate, then at any time within a period of up to two (2) years after the date of your death if such occurs while you are employed, or within a period of up to two (2) years after the date of termination of your employment if your death occurs within three (3) months thereafter.

e)	Disability Prior to Age 55. In the event your employment terminates before you attain the age of fifty-five (55), as a result of a permanent disability, the unvested portion of the Option shall immediately vest in full. Thereafter, the Option may be exercised prior to its Expiration Date, by you or by your personal representative(s), at any time within a period of up to two (2) years after your employment terminates due to such permanent disability, to the full extent of the Shares covered by the Option that were not previously purchased.

You shall be considered permanently disabled if you suffer from a medically determinable physical or mental impairment that renders you incapable of performing any substantial gainful employment, and is evidenced by a certification to such effect by a doctor of medicine approved by the Company. In lieu of such certification, the Company shall accept, as proof of permanent disability, your eligibility for long-term disability payments under the applicable Long-Term Disability Plan of the Company.

f)	Disability After Age 55. In the event your employment terminates as a result of a permanent disability after you attain the age of fifty-five (55), the unvested portion of the Option shall immediately vest in full. Thereafter, the Option may be exercised prior to its Expiration Date, by you or by your personal representative(s), to the full extent of the Shares covered by the Option that were not previously purchased:

(i)	At any time, if you have completed ten (10) or more years of service with the Company or an Affiliate; or

(ii)	If you have completed less than ten (10) years of service with the Company or an Affiliate, then at any time within a period of two (2) years after your employment terminates due to such permanent disability.

You shall be considered permanently disabled if you suffer from a medically determinable physical or mental impairment that renders you incapable of performing any substantial gainful employment, and is evidenced by a certification to such effect by a doctor of medicine approved by the Company. In lieu of such certification, the Company shall accept, as proof of permanent disability, your eligibility for long-term disability payments under the applicable Long-Term Disability Plan of the Company.

g)	Change in Duties/Leave of Absence. The Option shall not be affected by any change of your duties or position or by a temporary leave of absence approved by the Company, so long as you continue to be an employee of the Company or of an Affiliate.

9. Repurchase Rights. If you exercise the Option within six (6) months prior to or three (3) months after the date your employment with the Company or an Affiliate terminates for any reason, whether voluntary or involuntary, with or without cause (except as a result of death, permanent disability or retirement pursuant to the Company’s retirement plans then in effect), the Company shall have the right and option to repurchase from you, that number of Shares which is equal to the number you purchased upon such exercise(s) within such time periods, and you agree to sell such Shares to the Company.

The Company may exercise its repurchase rights by depositing in the United States mail a written notice addressed to you at the latest mailing address for you on the records of the Company (i) within thirty (30) days following the termination of your employment for the repurchase of Shares purchased prior to such termination, or (ii) within thirty (30) days after any exercise of the Option for the repurchase of Shares purchased after your termination of employment. Within thirty (30) days after the mailing of such notice, you shall deliver to the Company the number of Shares the Company has elected to repurchase and the Company shall pay to you in cash, as the repurchase price for such Shares upon their delivery, an amount which shall be equal to the purchase price paid by you for the Shares. If you have disposed of the Shares, then in lieu of delivering an equivalent number of Shares to the Company, you must pay to the Company the amount of gain realized by you from the disposition of the Shares exclusive of any taxes due and payable or commissions or fees arising from such disposition.

If the Company exercises its repurchase option prior to the actual issuance and delivery to you of any Shares pursuant to the exercise of the Option, no Shares need be issued or delivered. In lieu thereof, the Company shall return to you the purchase price you tendered upon the exercise of the Option to the extent that it was actually received from you by the Company.

Following the occurrence of a Change of Control, the Company shall have no right to exercise the repurchase rights set forth in this Section.

10. Employee Covenants.

a)	Non-competition Covenant. You agree that you will not be an employee, trustee, principal, agent, consultant, partner, director or substantial stockholder of any company or business that is engaged in the same business in which you were employed by the Company or any of its Affiliates. This paragraph shall not apply in the event of a Change in Control as described in Section 6 above.

b)	Confidential Information Covenant. You acknowledge that you will have access to and gain knowledge of highly confidential and proprietary information and trade secrets pertaining to the Company, its Affiliates, customers, suppliers, joint ventures, licensors, licensees, distributors and other persons and entities with whom the Company does business (“Confidential Information”) in the course of your employment with the Company or any of its Affiliates. You agree to hold all Confidential Information in a fiduciary capacity for the sole benefit of the Company and/or its Affiliates. You further agree that you will not, without the prior written consent of the Company or as required by your duties as an employee of the Company or any of its Affiliates, in any way divulge or disclose any Confidential Information. All Confidential Information, including all copies, notes and replications thereof will remain the sole property of the Company and/or its Affiliates, and must be returned to the Company immediately upon your termination of employment.

c)	Non-solicitation Covenant. You agree that you will not, directly or in concert with others, have any contact for the purpose of recruiting or soliciting any employee(s) of the Company or any of its Affiliates to terminate their employment with the Company or such Affiliate in order to become associated with another employer. You agree that, with respect to the customers or accounts of the business unit(s) in which you worked or over which you had management responsibility, you will not, directly or in concert with others, have contact with such customers or accounts for the purpose of attempting to divert any customer’s business or any account from the Company or any of its Affiliates.

d)	No Disparaging Statements Covenant. You agree that you will not make any disparaging statements about the Company, its Affiliates, directors, officers, agents, employees, products, pricing policies or services.

e)	Term. You agree that each of the covenants set forth in this Section 10 will continue in effect during your employment with the Company or any of its Affiliates, and for a period of fifteen (15) months after your employment with the Company or such Affiliate ends.

f)	Remedies for Breach of these Covenants. Should you violate any of the above covenants, you agree that the Company shall recover from you the monetary loss resulting from such breach, together with the costs and attorneys fees necessary to gain such recovery. In addition to monetary relief, you agree that upon your breach of any covenant in this Section, the Option, and any other unexercised options issued under the Plan or any other stock option plans of the Company will immediately terminate, and that a court may order injunctive relief requiring you to stop all actions in violation of the provisions of this Section.

g)	Enforceability of these Covenants. You agree that to the extent that a court determines that any provision of this Section detailing the covenants set forth herein is invalid or unenforceable, such provision shall be deleted, but all remaining provisions shall remain in full force and effect.

11.	Arbitration. You and the Company agree that any controversy, claim, or dispute arising out of or relating to the Stock Option Agreement or the breach of any of these Stock Option Terms and Conditions, or arising out of or relating to your employment relationship with the Company or any of its Affiliates, or the termination of such relationship, shall be resolved by binding arbitration before a neutral arbitrator under rules set forth in the Federal Arbitration Act, except for claims by the Company relating to your breach of any of the employee covenants set forth in Paragraph 10 above. By way of example only, claims subject to this agreement to arbitrate include claims litigated under federal, state and local statutory or common law, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, including the Civil Rights Act of 1994, the Americans with Disabilities Act, the law of contract and the law of tort. You and the Company agree that such claims may be brought in an appropriate administrative forum, but at the point at which you or the Company seek a judicial forum to resolve the matter, this agreement for binding arbitration becomes effective, and you and the Company hereby knowingly and voluntarily waive any right to have any such dispute tried and adjudicated by a judge or jury. The foregoing not to the contrary, the Company may seek to enforce the employee covenants set forth in Paragraph 10 above, in any court of competent jurisdiction.

This agreement to arbitrate shall continue in full force and effect despite the expiration or termination of your Option or your employment relationship with the Company or any of its Affiliates. You and the Company agree that any award rendered by the arbitrator shall be final and binding and that judgment upon the final award may be entered in any court having jurisdiction thereof. The arbitrator may grant any remedy or relief that the arbitrator deems just and equitable, including any remedy or relief that would have been available to you, the Company or any of its Affiliates had the matter been heard in court. All expenses of the arbitration, including the required travel and other expenses of the arbitrator and any witnesses, and the costs relating to any proof produced at the direction of the arbitrator, shall be borne equally by you and the Company unless otherwise mutually agreed or unless the arbitrator directs otherwise in the award. The arbitrator’s compensation shall be borne equally by you and the Company unless otherwise mutually agreed or unless the law provides otherwise.

12. Severability. In the event that any portion of these Terms and Conditions shall be held to be invalid, the same shall not affect in any respect whatsoever the validity and enforceability of the remainder of these Terms and Conditions.